(1) Gates Capital Management, L.P. (“Gates Capital”), acts as the investment manager to certain funds directly holding common stock, par value $0.01, of the issuer (the “Gates Capital Funds”).  Gates Capital Management GP, LLC (the “General Partner”) is the general partner of Gates Capital, with respect to the shares of common stock directly held by the Gates Capital Funds. Gates Capital Management, Inc. (“the Corporation”), is the managing member of the General Partner with respect to the shares of common stock directly held by the Gates Capital Funds. Jeffrey L. Gates serves as President of the Corporation with respect to the shares of common stock directly held by the Gates Capital Funds.

Each of Gates Capital, the General Partner, the Corporation and Jeffrey L. Gates, may be deemed to share beneficial ownership of the common stock of the issuer held by the Gates Capital Funds. Each of Gates Capital, the General Partner, the Corporation and Jeffrey L. Gates, disclaims beneficial ownership of the common stock held by the Gates Capital Funds except to the extent of its pecuniary interests.